Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is entered into as of the 10th day of February, 2005 (the “Execution Date”), and (except as otherwise provided herein) is effective as of the March 10, 2005 (the “Effective Date”), by and between Broadview Networks Holdings, Inc. (the “Company”) and Michael K. Robinson, an individual (the “Executive”) (hereinafter collectively referred to as the “parties”).
     WHEREAS, the Company is engaged in the business of providing telecommunications, Internet and related products and services in the States of New York, New Jersey and certain other states; and
     WHEREAS, the Company desires to retain the services of the Executive on the terms set forth herein; and
     WHEREAS, in order to induce the Executive to become an employee of the Company, the Company desires by this writing to set forth the terms of the employment relationship of the Executive with the Company.
     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
     1. Term. The initial term of employment under this Agreement shall be for the period commencing on the Effective Date, and ending on the third anniversary thereof; provided, however, that the term of this Agreement shall be extended for one (1) year at the end of the initial term and on each anniversary thereafter unless the Company shall have given written notice to the Executive at least sixty (60) calendar days prior thereto that the term of this Agreement shall not be so extended; and provided, further, that if the Company provides such notice and does not extend the term of this Agreement following the expiration of the initial term or any renewal term, the Executive’s employment shall be terminated following the expiration of such initial term or renewal term.
     2. Employment; Location of Employment. (a) The Executive shall be employed as the most senior executive of the Company, holding the title Chief Executive Officer (“CEO”) of the Company, and shall provide such services to the Company and its subsidiaries and affiliates as the Company may reasonably request. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive agrees to perform faithfully, industriously, and to the best of the Executive’s ability, experience, and talents, all of the duties, responsibilities and exercise the authority customarily performed, undertaken and exercised by an employee situated in a similar position and to the reasonable satisfaction of the Board. Subject to the following paragraph, such duties shall be provided at such places as the needs, business, or opportunities of the Company and its subsidiaries and affiliates may require from time to time.
          (b) By July 31, 2005, the Executive shall arrange his affairs and lifestyle so that he can perform his duties from the Company’s offices currently located at 115 Stevens Avenue, Valhalla, New York or, upon the request of the Board, at such other principal corporate office location of the Company as determined by the Board within ninety (90) calendar days after the Effective Date (the “90-Day Office Location”) or at such other principal corporate office location of the Company thereafter that is within a forty-five (45) mile radius of the 90-Day Office Location (the “45-Mile Office Radius”).
          (c) Excluding periods of personal leave days to which the Executive is entitled, the Executive agrees to devote reasonable attention and substantially all time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to the Executive hereunder.
     3. Base Salary. The Company agrees to pay or cause to be paid to the Executive during the initial term of this Agreement and any subsequent renewal terms, a base salary at the rate of $375,000 per annum in the 2005 calendar year (which amount shall be pro-rated based on the Effective Date), $400,000 per annum in the 2006 calendar year and, thereafter, such other equal or greater amount as the Board may from time to time determine (such amounts hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.
     4. Signing Bonus and Annual Bonus. Within ten (10) business days after the Effective Date, the Company shall pay or cause to be paid to the Executive a signing bonus in the amount of $150,000, provided that if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason prior to the first anniversary of the Effective Date, then within thirty (30) calendar days after such termination, the Executive shall return to the Company a portion of the signing bonus equal to $150,000 multiplied by a fraction, the numerator of which is the number of calendar days remaining prior to the first anniversary of the Effective Date and the denominator of which is three hundred and sixty-five (365), provided, further, that with respect to such portion of the signing bonus, the Executive shall return to the Company only an amount net of any taxes on such portion that were paid by the Executive and with respect to which he is not entitled to a refund or credit. In addition, the Board or the Compensation Committee thereof, in the sole discretion of the Board, shall set the target(s) and cash bonus amount(s) for each fiscal year. It is the understanding and intention of the Company and the Executive that, subject to the Company’s and the Executive’s performance during each fiscal year and the approval of the Board or the Compensation Committee thereof, the Executive will generally receive an annual bonus in a target range of approximately 30% to 100% of the Executive’s Base Salary.
     5. Equity Incentive Benefits. As soon as practicable following the Effective Date, the Company will issue to the Executive equity of the Company or other rights or interests that will entitle the Executive to receive Class A Preferred Stock and Class B Preferred Stock (together with Common Stock) of the Company having a liquidation preference value equal to $750,000 at the time of issuance, but subject to vesting in three (3) equal installments of $250,000 of such value on each of the first three anniversaries of such issuance and subject to the terms and conditions of a restricted stock agreement to be determined by the Board or a committee thereof. Unless restricted by applicable law or contract, the Company agrees to make a loan to the Executive (a) on such terms as shall be mutually agreed upon by the Company and the Executive, (b) at a market rate of interest, (c) collateralized by a first lien on the stock of the Company owned by the Executive, and (d) in such amount as determined by the Board to be necessary to pay withholding taxes owed by the Executive in connection with the issuance to him of such preferred stock. In addition, as soon as practicable following the Effective Date, the Company will propose to the Board a grant to the Executive of an equity option (the “Equity Option”) to purchase up to 1.50% of the then-outstanding common equity of the Company under and subject to the terms and conditions (including vesting and exercise price) of an equity incentive plan to be established by the Company after the Effective Date, in any case as shall be determined by the Board or a committee thereof and provided that the Executive’s participation in such plan is in compliance with all state and federal laws.
     6. Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.
     7. Executive and Other Benefits.
          (a) Executive Benefits Generally. The Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company. Unless otherwise provided herein, the Executive’s participation in such plans shall be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive’s entitlements hereunder.
          (b) Relocation-Moving Expenses. In connection with the Executive’s relocation from North Carolina to the New York-New Jersey-Connecticut area, the Company shall also pay or reimburse to or on behalf of the Executive (as applicable) such other reasonable relocation and moving expenses as are appropriate under the circumstances, including reasonable house hunting trip expenses, moving of personal possessions, closing costs on the sale of the Executive’s current residence and closing costs on the purchase of a new residence comparable to the Executive’s current residence.
          (c) Travel, Transportation, Housing and Living Assistance. From the date hereof through July 31, 2005, the Company shall pay to the Executive the actual cost of Executive’s reasonable travel between the Company’s offices and his office in Charlotte, North Carolina (or other appropriate locations) in one round trip per week, and the reasonable cost of Executive’s temporary housing, transportation and living expenses in the vicinity of the Company’s offices.
          (d) Legal Fees. The Company shall pay the legal fees incurred by the Executive in connection with the negotiation and execution of this Agreement, upon submission of the billing statement or paid receipt for such services rendered by the Executive’s counsel, provided that such amount shall not exceed fifteen thousand dollars ($15,000) in the aggregate.
     8. Expenses. The Executive shall be entitled to receive reimbursement of all reasonably-incurred normal and customary expenses in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the

Company, provided, that, such expenses are in accordance with the Company’s policies and procedures.
     9. Personal Leave Days. The Executive shall be entitled to not less than four (4) weeks of personal leave days per year, at such reasonable times as the Board shall in its discretion permit.
     10. Termination. The Executive’s employment hereunder may be terminated under the following circumstances:
          (a) Disability. The Company may terminate the Executive’s employment after having established the Executive’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive’s ability to substantially perform his duties under this Agreement and which continues for a total of at least ninety (90) calendar days (exclusive of personal leave days) in a one-hundred eighty (180) day period. The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement during which the Executive is unable to work due to a physical or mental infirmity until the establishment of the Executive’s Disability pursuant to this subsection.
          (b) Cause. The Company, acting by its Board of Directors, may terminate the Executive’s employment for “Cause.” A termination for Cause shall mean discharge by the Company by reason of the following: (i) the Executive’s conviction of, or a plea of nolo contendere to, any act which constitutes a felony offense under applicable law in connection with the performance of the Executive’s obligations on behalf of the Company or which affects the Executive’s ability to perform the Executive’s obligations as an employee of the Company or under this Agreement or any non-competition agreement, confidentiality agreement or like agreement or covenant between the Executive and the Company or which materially and adversely affects the reputation and business activities of the Company; (ii) the Executive’s willful misconduct in connection with the performance of the Executive’s duties and responsibilities as an employee of the Company; (iii) the Executive’s commission of an act of embezzlement, fraud or dishonesty which results in a loss, damage or injury to the Company; (iv) the Executive’s substantial and continuing gross negligence in the performance of the Executive’s duties as an employee of the Company; (v) the Executive’s knowing unauthorized use or unauthorized disclosure of any trade secret or confidential information of the Company which adversely affects the business of the Company; provided, that any disclosure of any trade secret or confidential information of the Company to a third party in the ordinary course of business who signs a confidentiality agreement shall not be deemed a breach of this subsection; (vi) substance or alcohol abuse for which the Executive fails to undertake and maintain treatment within five (5) calendar days after requested in writing by the Company; (vii) the Executive’s continuing material failure or refusal to perform the Executive’s duties in accordance with the terms of this Agreement; or (viii) the Executive’s failure to perform his duties at the 90—Day Office Location or a location within the 45—Mile Office Radius on and after July 31, 2005.
          Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause for any reason enumerated in this Section 10(b), without (i) written notice provided to the Executive not less than fourteen (14) calendar days prior to any final determination of Cause by the Board setting forth the Company’s intention to consider terminating the Executive for Cause and including a statement generally setting forth the basis for such termination for Cause; (ii) an opportunity for the Executive to be heard before the Board prior to any final determination of Cause by the Board (it being understood that counsel for the Executive may accompany the Executive to such hearing as an observer); and (iii) a duly adopted resolution of the Board that the actions of the Executive constituted Cause. Any purported termination of employment of the Executive by the Company which does not meet each and every substantive and procedural requirement of this paragraph shall be treated for all purposes under this Agreement as a termination of employment without Cause unless and until such substantive and procedural requirements are satisfied.
          (c) Good Reason. The Executive may terminate his employment by written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) calendar days following written notification by the Executive to the Company that the Executive intends to terminate his employment hereunder for one of the reasons set forth below, provided that the Executive provides such notice to the Company within sixty (60) calendar days after the first occurrence of the events described below:
               (i) any reduction or diminution (except temporarily during any period of physical or mental incapacity) in the Executive’s titles or a material reduction or diminution in the Executive’s authorities, duties or responsibilities or reporting requirements with the Company including but not limited to (A) a failure to elect the Executive to the Board following the expansion of the Board by two or more directors over the number of directors on the Effective Date; (B) from and after such time that the Executive is elected to the Board, removal of the Executive from the Board, except if such removal is (1) necessary as a result of legal or regulatory requirements, (2) based on a breach of fiduciary duty or (3) based upon any event that would constitute Cause; or (C) the assignment to the Chair of the Board of the material authorities, duties or responsibilities normally assigned to the CEO; provided that if the Executive is Chair of the Board, removal or non-reelection of him to such position shall not be Good Reason;
               (ii) a material breach by the Company of any provisions of this Agreement, including, but not limited to, any reduction in any part of the Executive’s Base Salary or a reduction of the annual bonus paid to the Executive to at least 25% below the minimum target described in Section 4 in each of two consecutive years unless such reduction was on the basis of a material under-performance by the Company or the Executive that is described to the Executive in writing;
               (iii) the failure of any successor to the Company to assume and agree to perform this Agreement; or

               (iv) if, after July 31, 2005, the Executive is required to relocate to a principal place of employment other than as described in Section 2(b) without the Executive’s consent.
          (d) Notice of Termination. Any purported termination by the Company or by the Executive shall be communicated by a written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.
          (e) Termination Date, Etc. “Termination Date” shall mean in the case of the Executive’s death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:
               (i) If the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination given to the Executive; and
               (ii) If the Executive’s employment is terminated by the Executive, the date specified in the Notice of Termination shall not be less than sixty (60) calendar days nor more than seventy-five (75) calendar days from the date the Notice of Termination is given to the Company.
     11. Compensation Upon Termination. Upon termination of the Executive’s employment during the term of this Agreement, the Executive shall be entitled to the following benefits:
          (a) If the Executive’s employment is terminated by the Company for Cause or Disability or by the Executive other than for Good Reason, or by reason of the Executive’s death, the Company shall pay the Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Termination Date, (iii) vacation pay, (iv) any unpaid bonuses or incentive compensation related to the prior fiscal year and (v) any previous compensation which the Executive has previously deferred (including any interest earned or credited thereon) (collectively, “Accrued Compensation”). The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.
          (b) If the Executive’s employment by the Company shall be terminated by the Company other than for Cause, death or Disability, or by the Executive for Good Reason, or if the Company fails to extend the Agreement following the expiration of the initial term or any subsequent renewal term, then the Executive shall be entitled to the benefits provided below:

               (i) the Company shall pay the Executive all Accrued Compensation;
               (ii) provided that the Executive shall have executed a general release of, and waiver of claims against, the Company and its subsidiaries, affiliates, directors, officers, employees and agents, excluding claims for contribution, indemnity, continuation to coverage under directors and officers liability insurance and the like, and that such release is effective, then the Company shall pay the Executive as severance pay and in lieu of any further salary for periods, subsequent to the Termination Date, an amount in cash equal to either 150% (if the Termination Date occurs on or prior to the second anniversary of the Effective Date) or 100% (if the Termination Date occurs after the second anniversary of the Effective Date) of the sum of (a) then-current Base Salary and (b) the average of the annual cash performance bonuses paid to the Executive (i.e., excluding any signing or other non-performance bonuses) with respect to the immediately three (3) preceding fiscal years (or, if less than three (3), then the number of years that the Executive shall have been employed by the Company); provided that with respect to the Executive’s first year of employment, such amount described in clause (b) of this Section 11(b)(ii) shall include the greater of the signing bonus or the actual bonus for such year; and
               (iii) any unvested equity incentive benefits issued or granted to the Executive pursuant to Section 5 shall immediately vest in full as of the Termination Date.
          (c) The amounts provided for in Sections 11(a) and 11(b)(i) shall be paid within fifteen (15) business days after the Termination Date and the amounts provided for in Section 11(b)(ii) shall be paid ratably in accordance with the Company’s customary practices with respect to Base Salary over either the eighteen (18) month period (if the Termination Date occurs on or prior to the second anniversary of the Effective Date) or twelve (12) month period (if the Termination Date occurs after the second anniversary of the Effective Date) immediately following the Termination Date.
          (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment.
     (e) (i) In the event it shall be determined that any payment (other than the payment provided for in this Section 11(e)) or distribution of any type to or for the benefit of the Executive, by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes, including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal, state and local income taxes and employment taxes at the highest marginal rate of federal, state and local income taxation and employment taxation in the calendar year in which the Gross-Up Payment is to be made and/or the calendar year in which the Termination Date occurs, as applicable, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
          (ii) All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 11(e), including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section 11(e)(ii), shall be made by a nationally-recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive by no later than ten (10) business days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Executive. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within ten (10) business days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Overpayment shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The fees and expenses of the Accounting Firm shall be paid by the Company.
     12. Employee Covenants.
     (a) Confidential Information. (i) The Executive hereby recognizes and acknowledges that, in and as a result of the provision of services to the Company, he will receive, and previously has received, confidential and proprietary information of and regarding the Company, its business activities and the business activities of the Company’s subsidiaries and affiliates. Accordingly, as a material inducement for the Company to enter into this Agreement and in consideration of Executive’s retention and the payment to the Executive of the compensation herein, the Executive hereby agrees to hold in strictest confidence and not to use for his own benefit or that of any third party or to intentionally or negligently publish or disclose, directly or indirectly, in a manner which could be harmful to the Company or its subsidiaries and affiliates, any “Confidential Information.” For purposes of this Agreement, intending that the term shall be broadly construed to include anything that may be protected as a trade secret under applicable law, “Confidential Information” shall mean all information, whether communicated in writing, electronically, orally or otherwise, and all documents and other tangible materials which record information, relating to the operation, financial status, business, product development, marketing/promotional activities, contractual relationships with customers and suppliers, relationships with directors, officers and employees, or internal policies and procedures of the Company, which has been or is from time to time created or learned by, disclosed to or known by the Executive as a consequence of his service to the Company, whether or not pursuant to this Agreement.
          (ii) The restrictions on disclosure by the Executive of Confidential Information shall not apply to (A) information which at the time of disclosure was generally available to the public; (B) information which is published or otherwise becomes available to the public through means other than an act or omission of the Executive; or (C) information which was previously known to the Executive free of any obligation to keep it confidential. Notwithstanding anything to the contrary herein, Executive may disclose Confidential Information (A) if required to do so by law, or (B) if ordered to do so by a court or other governmental authority of competent jurisdiction; provided, however, that the Executive shall, unless prohibited from so doing, provide the Company prior written notice of any such mandated disclosure and afford the Company an opportunity to contest the disclosure and to itself limit the extent of the disclosure to the maximum extent practicable.
          (iii) Confidential Information disclosed to the Executive is and shall remain the property of the Company. By disclosing Confidential Information to the Executive, the Company does not relinquish any of its proprietary rights and interests therein and hereby specifically reserve all such proprietary rights and interests to said Confidential Information. The Executive shall return, or, subject to applicable law, at the sole discretion of the Company, destroy, all Confidential Information and all copies thereof, including, without limitation, written and electronic copies, as well as all summaries, notes, memoranda, plans, records, reports, computer tapes, printouts and software or other documents, materials or things containing Confidential Information, to the Company upon the termination of this Agreement or promptly upon the written request of the Company for any reason and at any other time.
          (b) Inventions and Patents. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or not) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company and its subsidiaries and affiliates and which are conceived, developed or made by him solely or jointly with others during the term of the Agreement (“Work Product”) belong to the Company. The Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the term of the Agreement) to establish and confirm such ownership (including, without limitation, assignments, powers of attorney and other instruments) without additional compensation to the Executive.
          (c) Non-Competition. In consideration of the compensation to be paid to the Executive hereunder, the Executive agrees that:
     (i) during the period beginning on the Effective Date and ending either (A) eighteen (18) months following the Termination Date (if the Executive’s termination is described in Section 11(b) and such Termination Date occurs on or prior to the second anniversary of the Effective Date) or (B) twelve (12) months following the Terminate Date (for all other terminations of the Executive) (the “Non-Competition Period”), he shall not, whether individually or in his capacity as a director, officer, manager, member, partner, shareholder, employee, consultant, agent or representative of or to a person or entity engage directly or indirectly in any business engaged in the provision of the telecommunications services or other services provided by the Company or any of their subsidiaries and downstream affiliates as of the Effective Date or at any time during the term of the Agreement in any state in which the Company or any of its subsidiaries and downstream affiliates provided such services to the extent such services in each such state accounted for greater than five percent (5%) of the Company’s revenues; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall not be deemed to violate this subsection; and
     (ii) during the period starting on the Effective Date and ending on the second anniversary of the Termination Date, the Executive shall not (A) whether individually or in his capacity as a director, officer, manager, member, partner, shareholder, employee, consultant, agent or representative of or to a person or entity, solicit or otherwise endeavor to entice away, any person or entity who, during the term of the Agreement and at any time during the six (6) months prior to the termination of the Executive’s services hereunder, is or was an officer, employee, sales agent, consultant, customer or supplier of the Company or its subsidiaries and affiliates, or (B) either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or its subsidiaries and affiliates (including the termination of such relationship or causing the purchase of services from a competitor) with any person or entity who, during the term of the Agreement, and at any time during the six (6) months prior to the termination of the Executive’s services hereunder, is or was a current employee, sales agent, consultant, customer or supplier of the Company or its subsidiaries and affiliates or otherwise had a business relationship with the Company or its subsidiaries and affiliates other than the Executive’s secretary/administrative assistant.
          (d) Nondisparagement; Cooperation. The Executive shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the news media, to any Company competitor or client, or to any other individual or entity, if such statement would disparage any of the Company, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however that the Executive shall not be in breach of this restriction if such statements consist solely of private statements made to any officers, directors or employees of the Company by the Executive in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer; and provided further that nothing contained in this Section 12(d) or in any other provision of this Agreement shall preclude the Executive from making any statement a in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.
          (e) The parties hereto agree that the Company would suffer irreparable harm from a breach by the Executive of any of the covenants or agreements contained herein and that money damages would not be an adequate remedy for any such breach. In the event of a breach or threatened breach by the Executive of any of the provisions of this Section 12, the Company or its successors or assigns, in addition to all other rights and remedies existing in its favor, shall be entitled to specific performance and/or injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof without posting any bond or other security. Notwithstanding the foregoing, a grant of equitable relief in favor of the Company pursuant to this Section 12(e) shall not be determinative of any claims made by the Executive for money damages with respect to services rendered by the Executive under this Agreement.
          (f) The Executive recognizes, acknowledges and agrees that the terms and conditions of this Section 12 are reasonable and properly required for the adequate protection of the Company’s business, and do not preclude the Executive from pursuing the Executive’s livelihood.
          (g) If, at the time of enforcement of any of the provisions of this Section 12, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
          (h) The Executive agrees that the covenants made in Section 12 shall each be construed as an agreement independent of any other provision of this Agreement and each shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.
     13. Indemnification. Effective as of the Execution Date, the Company shall indemnify the Executive to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, with respect to any and all acts taken or omitted to be taken by the Executive on behalf or for the benefit of the Company or otherwise in connection with the Executive’s entering into and performance of this Agreement, the Executive’s employment by the Company and/or performance of his duties as the Chief Executive Officer of the Company. The right to indemnification under this Section 13 shall continue as to the Executive even after he has ceased to be an officer of the Company with respect to acts and omissions during the term of this Agreement and shall inure to the benefit of his heirs, executors and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify the Executive (or his heirs, executors or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred upon the Executive by this Section 13 shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Company of an undertaking by or on behalf of the Executive to repay the amount advanced if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Section 13. The right to indemnification and to the advancement of expenses conferred in this Section 13 shall not be exclusive of any other right that the Executive may have or hereafter acquire under the Certificate of Incorporation of the Company (as amended from time to time), the Bylaws of the Company (as amended from time to time), any statute, agreement, vote of shareholders or disinterested directors or otherwise.
     14. Entire Agreement. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement contains the complete agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and their affiliates, successors and assigns and shall be binding upon and inure to the benefit of the Executive and his legal representatives and assigns; provided that in no event shall the Executive’s obligations to perform future services for the Company be delegated or transferred by the Executive without the prior written consent of the Company (which consent may be withheld in their sole discretion). It is not the intent of the parties that there be any third party beneficiaries of this Agreement, except as expressly provided in this Agreement. In connection with a merger, consolidation or transfer or sale of all or substantially all of the assets of the Company, the Company may assign or transfer its rights hereunder to any of its affiliates or to a successor entity.
     16. Amendment and Waiver. Any provision of this Agreement may be amended, waived or terminated only in writing and signed by the Company and the Executive. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No course of dealing between the parties shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion, or with regard to one provision, shall not be construed as a bar to, or waiver of, any such right or remedy on any other occasion or with regard to any other provision.
     17. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.
     18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement; provided, that if a court having competent jurisdiction shall find that the covenant contained in Sections 12 is not reasonable, such court shall have the power to reduce the duration and/or geographic area and/or scope of such covenant, and the covenant shall be enforceable in this reduced form.
     19. Jury Trial. Each of the parties hereto herby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
     20. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     21. Notice. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) business days after sent by e-mail (with such communication to be in PDF format), with electronic confirmation of sending, provided that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and e-mail addresses set forth below (or to such other mailing and e-mail addresses as either party may designate by notice to the other party in accordance with this provision), or (c) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):
Notices to Holdings:
Broadview Networks Holdings, Inc.
59 Maiden Lane, 27th Floor
New York, NY 10038
212-400-1000
Attention: Chair, Board of Directors
Phone:       (212) 400-1000
Facsimile:  (212) —
Email:         [ ]

with copies to:
MCG Capital Corporation
1100 Wilson Boulevard, Suite 3000
Arlington, Virginia 22209
Attention: President, Investment Administration and General Counsel
Phone:       (703) 247-7500
Facsimile   (703) 247-7545
Email:         srubenstein@mcgcapital.com
Notices to Executive:
Michael K. Robinson
17324 Wavecrest Court
Cornelius, NC 28031
Phone:       (704) 896-3083
Facsimile:  (704) 377-1897
Email:         robinsonajy@aol.com
Either party to this Agreement may change its or his address of record by providing written notice to the other party as provided in this Section.
     22. Captions. The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word “including” herein means “including without limitation.”
     23. Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same effective and enforceable instrument.
[Balance of Page Intentionally Blank]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
COMPANY:

BROADVIEW NETWORKS HOLDINGS, INC.

By:

Name:

Its:

THE EXECUTIVE

Michael K. Robinson